UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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CALAMOS ASSET MANAGEMENT, INC.
(Name of Registrant as Specified In Its Charter)

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CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

January   , 2009

Dear Stockholder,

We are furnishing this information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Regulation 14C and Schedule 14C thereunder in connection with certain actions to be taken by Calamos Asset Management, Inc. The actions to be taken by the corporation, as described in the accompanying Information Statement, have been approved by the written consent of stockholders of the corporation holding a majority of the combined voting power of the outstanding shares of the corporation’s Class A and Class B common stock, par value $0.01 per share.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Please read the accompanying Information Statement carefully.

By Order of the board of directors,

John P. Calamos, Sr.
Chairman of the Board,
Chief Executive Officer and
Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.
2020 Calamos Court
Naperville, Illinois 60563
630-245-7200

INFORMATION STATEMENT PURSUANT TO
SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
AND
NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS
HOLDING A MAJORITY OF THE COMBINED VOTING POWER OF THE OUTSTANDING SHARES OF THE CORPORATION’S CLASS A AND CLASS B COMMON STOCK IN LIEU OF A SPECIAL
MEETING OF THE CLASS A AND CLASS B STOCKHOLDERS.

Dear Stockholders:

This Information Statement is being mailed on or about January   , 2009, to stockholders of record on December 18, 2008. The Information Statement is being delivered only to inform you of amendments to our Amended and Restated Certificate of Incorporation (“Restated Certificate”) that will take effect in accordance with Rule 14c-2 promulgated under the Exchange Act. The amendments to our Restated Certificate will take effect no earlier than          , 2009, or approximately 20 days after the first date on which this Information Statement has first been mailed to stockholders.

Unless the context otherwise requires, references to “we,” “us,” “our” and “corporation” in this Information Statement refer to Calamos Asset Management, Inc. and its consolidated subsidiaries. Calamos Asset Management, Inc. is the sole manager of Calamos Holdings LLC (“Calamos Holdings”), which as of December 18, 2008 was owned approximately 21.3% by us and 78.7% by Calamos Family Partners, Inc. and John P. Calamos, Sr. together.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Notice is given that the stockholders holding a majority of the combined voting power of the outstanding shares of the corporation’s Class A and Class B common stock have, by written consent in lieu of a special meeting of stockholders, consented to the amendment of the corporation’s Restated Certificate primarily to:

(i) revise the formula pursuant to which the Class B voting rights are determined; and

(ii) amend the exchange ratio governing the amount of Class A shares issuable upon exchange of the limited liability company interests of Calamos Holdings for Class A shares.

The amendments to the Restated Certificate were unanimously approved by the independent members of the board of directors of the corporation, by the Class B directors (Messrs. John P. Calamos, Sr. and Nick P. Calamos) and by the board of directors as a whole.

As described under “Reasons For Approval and General Effect of the Amendments,” all of the members of the board of directors have determined that the amendments to the Restated Certificate described herein are necessary to avoid the possible realization of unintended benefits by (i) holders (other than the corporation) of ownership interests in Calamos Holdings (in the form of more favorable terms upon exchange of such interests for shares of the corporation’s Class A common stock), and (ii) the holders of the corporation’s Class B common stock (in the form of increased voting rights), in each case assuming all other things remain equal. Such unintended benefits could operate to the detriment of holders of the corporation’s Class A common stock currently outstanding unless such amendments to the Restated Certificate were made. After giving effect to the amendments to the Restated Certificate, the Class B stockholders will be entitled to the same or fewer votes per share of Class B common stock given the relative ownership interests of the Calamos Holdings members, and the Calamos Holdings members (who may exchange ownership interests for our Class A common stock) will be entitled to the same or fewer shares of Class A common stock upon exchange than they would under our Restated Certificate as currently in effect. Accordingly, the members of the board of directors have unanimously determined that the amendments to the Restated Certificate do not adversely affect the rights of the holders of the corporation’s Class A common stock.

Our By-laws provide that for so long as shares of Class B common stock are issued and outstanding, any action required or permitted to be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or deemed to be in writing under applicable law), setting forth the action so taken is signed by stockholders (or deemed to be signed by stockholders under applicable law) representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent must given to those stockholders who have not consented in writing. This Information Statement serves as written notice to those stockholders who have not consented in writing.

The expenses of mailing this Information Statement will be borne by the corporation, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may in the future supplement it. The corporation has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Class A common stock held of record and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

VOTING RIGHTS AND OUTSTANDING SHARES

Our Restated Certificate provides that the affirmative vote of the holders of at least a majority of the issued and outstanding Class A and Class B common stock, voting together as a single class, is required to amend or repeal the Restated Certificate; provided, however, that no such amendment shall adversely affect the rights of the holders of Class A common stock or Class B common stock, respectively, unless the holders of such Class A common stock or Class B common stock, as the case may be, voting separately as a class, shall by majority vote approve such amendment. As more fully described in this Information Statement under “Reasons for Approval and General Effect of the Amendments,” because the amendments to be made to the Restated Certificate will not adversely affect the Class A stockholders, a separate vote of the Class A holders is not required.

The amendments to our Restated Certificate were approved by written consent on January   , 2009 by our stockholders owning a majority of the combined voting power of the outstanding shares of our Class A and Class B common stock and all of the voting power of the outstanding Class B shares. As of the date of the stockholder consent, holders of Class A common stock are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: (1) 10, multiplied by the sum of (a) the aggregate number of shares of Class B common stock held, and (b) the aggregate number of membership units held in our subsidiary, Calamos Holdings; divided by (2) the number of shares of Class B common stock held. As of the record date, there were 19,497,687 shares outstanding of our Class A common stock and 100 outstanding shares of Class B common stock. All of the outstanding shares of Class B common stock are currently held by Calamos Family Partners, Inc., which also holds 78,547,628 million membership units in Calamos Holdings. Calamos Family Partners is principally owned by John P. Calamos, Sr., who holds a controlling interest, Nick P. Calamos and John P. Calamos, Jr. Both John P. Calamos, Sr., and Nick P. Calamos serve as the Class B directors on our board of directors and as executive officers of the corporation.

With respect to the action approved by the stockholder consent, each share of our Class A common stock entitled its holder to one vote and Calamos Family Partners is entitled to approximately 785 million votes, representing 100% of the Class B voting power. The stockholder consent was signed by holders of approximately 97% of the combined voting power of the Class A and Class B shares that were entitled to be voted on this matter.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF
STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The amendments to our Restated Certificate cannot take effect until stockholder approval is obtained and effective. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent combined majority vote in favor of the actions at a special stockholders’ meeting called for such purpose, or (ii) by a written consent of the holders of at least a majority of the combined voting power of our securities. However, actions approved under the latter method, while it represents the requisite stockholder approval, may not be effected under Securities and Exchange Commission rules until at least 20 days after this Information Statement has been sent to our stockholders giving them notice of and informing them of the actions approved by such consent.

Given the nature of the proposed amendments to the Restated Certificate and that the corporation had the ability to secure the affirmative consent from the holders of the majority of the combined voting power of our Class A and Class B shares to amend our Restated Certificate, we determined that it would be a more efficient use of corporate resources to forego a special stockholders’ meeting and proceed with obtaining the written consent of the holders of a majority of the combined voting power of our securities. Spending the additional corporate time, money and other resources required to solicit proxies and hold a special meeting would have been potentially wasteful and, consequently, detrimental to effecting the amendments in a manner that is timely and efficient for our stockholders.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of December 18, 2008, by (1) the Calamos Family Partners, which includes John P. Calamos, Sr., Nick P. Calamos (both of whom are directors and executive officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other executive officer and (4) all directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

			Percent of	Percent of Class A
	Amount of		Class A	Common Stock
	Beneficial		Common Stock	Assuming
Name of Beneficial Owner	Ownership**		Outstanding	Exchange(1)

Calamos Family Partners, Inc.	78,785,794	(2)	—	80.19%
John P. Calamos, Sr. Nick P. Calamos John P. Calamos, Jr.
Non-Management Directors:
G. Bradford Bulkley	4,290		*	*
Mitchell S. Feiger	—		*	*
Richard W. Gilbert	1,000		*	*
Arthur L. Knight	19,235		*	*
Other Executive Officers:
James F. Baka	1,447		*	*
Nimish S. Bhatt	4,794		*
James J. Boyne	—		*	*
Gary J. Felsten	—		*	*
Cristina Wasiak	—		*	*
Other 5% Beneficial Owners:
Morgan Stanley	4,338,508	(3)	20.3%	4.42%
Earnest Partners, LLC	1,813,932	(4)	9.7%	1.85%
Torray LLC	1,340,404	(5)	5.8%	1.36%
Total outstanding Class A shares			19,497,687	98,245,415
All directors and officers as a group (11 persons)	78,811,045	(6)	*	80.22%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes the Calamos Family Partners and John P. Calamos, Sr. exchange their membership units in Calamos Holdings and shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)	Includes (i) 78,547,628 membership units in Calamos Holdings and 100 shares of our Class B common stock owned by Calamos Family Partners, exchangeable and convertible, respectively, on demand for a corresponding number of shares of our Class A common stock, (ii) 200,000 membership units in Calamos Holdings owned by John P. Calamos, Sr., exchangeable on demand for a corresponding number of shares of our Class A common stock, and (iii) 19,948 Class A common shares held by John P. Calamos, Sr.; 4,855 Class A common shares held by John P. Calamos, Sr.’s spouse; 7,743 Class A common shares held by Nick P. Calamos; and 5,519 Class A common shares held by John P. Calamos, Jr. Pursuant to our Restated Certificate, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to 10 multiplied by the sum of (x) the aggregate number of shares of Class B common stock held by Calamos Family Partners and (y) the aggregate number of membership units of Calamos Holdings or any successor entity thereto, held by Calamos Family Partners, divided by (z) the number of shares of Class B common stock held by Calamos Family Partners. Calamos Family Partners’ interest represents approximately 97% of the votes of the holders of the common stock of the corporation. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. serve as directors of Calamos Family Partners. Calamos Family Partners is wholly owned by the Calamos principals and family affiliates.

By virtue of his controlling interest in Calamos Family Partners, John P. Calamos, Sr. is deemed to beneficially own all 78,547,628 membership units in Calamos Holdings and all 100 shares of our Class B common stock held by Calamos Family Partners. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Based on information disclosed in a Schedule 13G/A filed by Morgan Stanley with the U.S. Securities and Exchange Commission on February 14, 2008. Morgan Stanley’s mailing address is 1585 Broadway, New York, New York 10036.

(4)	Based on information disclosed in a Schedule 13G/A filed by Earnest Partners, LLC with the U.S. Securities and Exchange Commission on January 31, 2008. Earnest Partners LLC’s mailing address is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.

(5)	Based on information disclosed in a Form 13G filed by Torray LLC with the U.S. Securities and Exchange Commission on April 12, 2007. Torray LLC’s mailing address is 7501 Wisconsin Avenue, Suite 1100, Bethesda, Maryland 20814.

(6)	Includes the holdings described in footnote 2 above.

AMENDMENTS TO OUR RESTATED CERTIFICATE

Our board of directors and stockholders holding a majority of the combined voting power of the outstanding shares of the corporation’s Class A and Class B common stock have approved amendments to our Restated Certificate. The amendments primarily involve changes to the voting and exchange formulas in the Restated Certificate as a result of: (i) the corporation no longer maintaining a 1-to-1 ratio of the number of shares of our Class A common stock to the number of membership units we own in Calamos Holdings; and (ii) the de-unitization of Calamos Holdings. The formula for determining the number of votes per share of Class B common stock will be based upon the ownership percentage, rather the number of membership units, a Class B common stockholder has in Calamos Holdings. The formula for determining the number of shares of Class A common stock that will be received upon an exchange of a holder’s interest in Calamos Holdings will be based upon the fair market value of the corporation rather than on a 1-to-1 ratio.

When compared to the current provisions in the Restated Certificate, in all circumstances the amendments will result in (i) the Class B holders being entitled to the same or fewer votes per share of Class B common stock given the relative ownership interests of the Calamos Holdings members, and (ii) the Calamos Holdings members (who may exchange ownership interests for our Class A common stock) being entitled to the same or fewer shares of Class A common stock upon exchange of such interests for shares of Class A common stock.

TEXT OF AMENDMENTS

The amended Restated Certificate will be titled the “Second Amended and Restated Certificate of Incorporation of Calamos Asset Management, Inc.” A version of the Restated Certificate marked to show the changes to be made as contemplated by the amendments to the Restated Certificate is attached as Appendix A.

The principal amendments will primarily be in Article IV.

Section 3(a)(ii)(2) of Article IV of the Restated Certificate currently provides that the number of votes a share of Class B common stock represents is based upon the following formula:

ten (10) multiplied by the sum of (x) the aggregate number of shares of Class B common stock held by such holder and (y) the aggregate number of membership units held by such holder, divided by (z) the number of shares of Class B common stock owned by such holder.

Section 3(a)(ii)(2) of Article IV will be amended to provide that the number of votes per outstanding Class B share will be based upon the following formula:

ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held by such holder and (B) (I) the product of (x) the ownership interest held in Calamos Holdings LLC by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock owned by such holder.

Section 3(c)(ii) of Article IV of the Restated Certificate currently provides that the number of shares of Class A common stock that a member of Calamos Holdings (other than the corporation) is entitled to receive upon an exchange is based upon the following formula:

a membership unit shall be entitled to exchange, at any time and from time to time, any or all of such holder’s membership units, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A common stock.

Section 3(c)(ii) of Article IV will be amended to provide that the number of shares of Class A common stock that one is entitled to receive on an exchange is based upon the following formula:

(1) Multiplying:

(a) the sum of (i) number of outstanding shares of Class A common stock and (ii) the number of outstanding shares of Class B common stock, by

(b) the fair market value of a share of class A common stock which shall be determined for purposes of this subsection as follows: (i) at such time as the shares of the Class A common stock are traded through the Nasdaq Stock Market or a national stock exchange (an “Exchange”), fair market value shall, except as otherwise determined by a majority of the independent directors of the Board, be equal to the closing price (without reference to after hours or extended hours trading) on the determination date for sales made and reported through the Exchange on which the shares are then listed and which constitutes the principal market for the shares or, if no sales of shares shall have been so reported with respect to that day, on the next preceding day with respect to which sales were reported; or (ii) at such time as the shares are not so traded through an Exchange, fair market value shall be equal to such amount as a majority of the independent directors of the Board, in their sole discretion, shall determine (the “FMV Per Share”);

with the product being the corporation’s total market value (the “Total Market Value”);

(2) Subtracting from the Total Market Value the value of the net assets of the corporation other than its Ownership Interest, as determined by a majority of the independent directors of the Board, provided that if such value is less than zero, the value of said net assets shall be zero for purposes of this subsection;

with the result being the imputed CHLLC portion of the corporation’s Total Market Value (the “CAM Imputed CHLLC Value”);

(3) Dividing the CAM Imputed CHLLC Value by the corporation’s Ownership Interest, taken to eight decimal places, to arrive at the total imputed CHLLC enterprise value (the “Imputed CHLLC Enterprise Value”);

(4) Multiplying the Imputed CHLLC Enterprise Value by the Ownership Interest, taken to eight decimal places, being exchanged by the Exchange Holder to arrive at the value of the exchanged interest (the “CHLLC Exchanged Interest Value”); and

(5) Dividing the CHLLC Exchanged Interest Value by the FMV Per Share determined in Section (3)(c)(ii)(1)(b) above, with the absolute value of the quotient being the number of shares of Class A Common Stock into which the exchanged Ownership Interest shall be exchanged (the “Class A Shares Number”).

In the event the CHLLC Exchanged Interest Value is less than zero (because the value of the net assets in the corporation exceeds the Imputed CHLLC Enterprise Value), then, to prevent dilution of the Class A Stock Shareholder, the Exchange Holder will be obligated to deliver cash or shares of Class A Common Stock equal to two times the absolute value of the CHLLC Exchange Interest Value to compensate for such negative value, in addition to the delivery of the exchanged Ownership Interest.

REASONS FOR APPROVAL AND GENERAL EFFECT OF THE AMENDMENTS

Reasons For the Amendments to the Restated Certificate

The board of directors considered the following factors and circumstances in determining that the Restated Certificate should be amended.

Obsolescence of 1-to-1 Exchange Ratio.  At the time of the corporation’s formation, it was not anticipated that the corporation would own any assets other than its interest in Calamos Holdings. At such time, the 1-to-1 exchange ratio pursuant to which a holder of units in Calamos Holdings could exchange such units for an equal number of shares of the corporation’s Class A common stock was intended to leave the holder with the same economic interest immediately after any exchange as immediately before it. Since its formation, the corporation has accumulated assets in addition to its interests in Calamos Holdings. Such additional assets represented approximately $94.5 million as of September 30, 2008. Allowing a holder of units in Calamos Holdings to exchange such units on a 1-to-1 basis would now entitle such holder not only to the same economic interest in Calamos Holdings as before the exchange, but also to an interest in the other assets owned by the corporation. This result was not anticipated at the time of the corporation’s formation and initial capitalization.

Suspension of Ratio of Units to Shares of Class A Common Stock.  Also at the time of the corporation’s formation, Calamos Holdings established a ratio of one unit outstanding for each share of the corporation’s Class A common stock outstanding. This provision effectively would have diluted common stockholders’ percentage interest in the corporation by requiring the corporation to issue additional shares of Class A common stock every time it sought to increase its interest in Calamos Holdings.

In order to facilitate a capital contribution from the corporation to Calamos Holdings necessary to enable Calamos Holdings’ continued compliance with the financial covenants under its debt instruments, the independent members of the board of directors on September 29, 2008 approved the suspension of the one-to-one ratio. Now that the maintenance of this ratio is no longer being observed, the potential exists for a holder of units in Calamos Holdings to enhance its interest in Calamos Holdings by exchanging its units for a like number of shares of the corporation’s Class A common stock. The independent members of the board of directors believe this is an inequitable result, and that the original intent of equalizing economic value after an exchange relative to before would be served by determining an exchange ratio based on the relative value of assets owned by the corporation, as is provided for in the amendment to the Restated Certificate.

De-unitization of Calamos Holdings.  In recognition of the foregoing factors, the board of directors unanimously determined that (i) it is no longer necessary to reflect the ownership of Calamos Holdings in units, and (ii) it will be administratively simpler to reflect such ownership interests on a percentage basis. Accordingly, the board of directors have approved an amendment to the limited liability company agreement of Calamos Holdings and to the corporation’s by-laws to reflect ownership in the form of percentage interests rather than in units. These amendments will not be effective prior to the time the amendment to the Restated Certificate becomes effective.

Effect of the Amendments to the Restated Certificate

In light of the above factors, the members of the board of directors have unanimously determined that the amendments to the Restated Certificate described herein are necessary to avoid the possible realization of unintended benefits by (i) holders (other than the corporation) of ownership interests in Calamos Holdings (in the form of more favorable terms upon exchange of such interests for shares of the corporation’s Class A common stock), and (ii) the holders of the corporation’s Class B common stock (in the form of increased voting rights), in each case assuming all other things remain equal. Such unintended benefits could operate to the detriment of holders of the corporation’s Class A common stock currently outstanding unless such amendments to the Restated Certificate were made. The members of the board of directors have also unanimously determined that the amendments to the Restated Certificate do not adversely affect the rights of the holders of the corporation’s Class A common stock.

Voting Power.  The following table reflects the voting power of the Class A and Class B common stockholders at September 30, 2008 (i) under the current Restated Certificate and unitized ownership, and (ii) on a pro forma basis as if the Amended Restated Certificate and de-unitized ownership had been in effect on that date.

Voting Percentages Under Current Restated Certificate and
Unitized Ownership of Calamos Holdings at September 30, 2008

	Total	Calamos Family Partners	John P. Calamos, Sr.	Public Stockholders

A shares outstanding	19,453,073	—	—	19,453,073
B shares outstanding	100	100	—	—
Membership units outstanding	100,058,814	78,547,628	200,000	21,311,186
Calamos Holdings ownership percentage		78.501%	0.200%	21.299%
Votes per A share	1
Votes per B share	7,854,773
Total A share votes	19,453,073	—	—	19,453,073
Total B share votes	785,477,280	785,477,280	—	—

Total votes	804,930,353	785,477,280	—	19,453,073
Voting percentage	100%	97.583%	0.000%	2.417%

Voting Percentages Under Amended Restated Certificate and
De-Unitized Ownership of Calamos Holdings at September 30, 2008

	Total	Calamos Family Partners	John P. Calamos, Sr.	Public Stockholders

A shares outstanding	19,453,073	—	—	19,453,073
B shares outstanding	100	100	—	—
Calamos Holdings ownership percentage		78.501%	0.200%	21.299%
Votes per A share	1
Votes per B share	7,850,156
Total A share votes	19,453,073	—	—	19,453,073
Total B share votes	785,015,582	785,015,582	—	—

Total votes	804,468,655	785,015,582	—	19,453,073
Voting percentage	100%	97.582%	0.000%	2.418%

The following graphs illustrate the voting percentages that would have resulted as of September 30, 2008, if Calamos Family Partners had chosen to exchange various percentages of its ownership in Calamos Holdings (i) under the current Restated Certificate and unitized structure, and (ii) on a pro forma basis as if the amended Restated Certificate and de-unitized structure had been in effect on that date. As shown in the graphs, Calamos Family Partners would have been entitled to the same or fewer Class B common stock votes under the de-unitized structure. The graphs do not reflect the voting power associated with the acquisition by Calamos Family Partners of shares of the corporation’s Class A Common Stock upon exchange of interests in Calamos Holdings.

Implied Dilution of Class A Common Stock.  The following table illustrates the numbers of shares of Class A common stock that would have been issued, had Calamos Family Partners exchanged units or ownership interests in Calamos Holdings representing fifty percent of the total outstanding units or ownership interest of Calamos Holdings on that date (i) under the current Restated Certificate and unitized ownership, and (ii) on a pro forma basis as if the Amended Restated Certificate and de-unitized ownership. For purposes of the illustration in the following table and graph, we have derived the value of the corporation’s net assets (other than its interest in Calamos Holdings) from the book value as reported in the corporation’s financial statements at and for the period ending September 30, 2008. In the case of an exchange, such value is to be determined by a majority of the independent directors of the corporation pursuant to the amendments to our Restated Certificate.

		Amended Restated
	Restated Certificate	Certificate and
	and Current	De-Unitized
	Unitized Ownership	Ownership
	Exchange on	Exchange on
	September 30,	September 30,
	2008	2008

Class A common stock share price	17.92	17.92
Class A and B common stock shares outstanding	19,453,173	19,453,173

Total market value	348,600,860	348,600,860
Value of net assets of the corporation other than its investment in Calamos Holdings	(94,512,134)	(94,512,134)

Imputed fair value of Calamos Holdings owned by the corporation	254,088,726	254,088,726
Percent of Calamos Holdings owned by us	21.299%	21.299%

Imputed enterprise value of Calamos Holdings	1,192,979,902	1,192,979,902
Percentage of total Calamos Holding ownership interest exchanged	50%	50%

Imputed value of ownership interest exchanged	596,489,951	596,489,951
Class A common stock share price	N/A	17.92

Class A common shares issued upon exchange	50,029,407	33,286,270

Post Exchange
Class A common stock shares outstanding	69,482,580	52,739,443
Imputed value of ownership interest exchanged	596,489,951	596,489,951
Pre exchange imputed value of Calamos Holdings owned by us	254,088,726	254,088,726

Imputed value of Calamos Holdings owned by us after exchange	850,578,677	850,578,677
Fair value of net assets of the corporation other than its investment in Calamos Holdings	94,512,134	94,512,134

Imputed value of us the corporation	945,090,811	945,090,811
Class A common stock shares outstanding	69,482,580	52,739,443

Imputed values per Class A shares	13.60	17.92

Imputed change in value (dilution) of Class shares from exchange	(4.32)	—

The following graph indicates the imputed change in value (dilution) that would have occurred at September 30, 2008, at various stock prices above and below the closing price of $17.92 per Class A share on that date. As indicated, there is no dilution per share under the amended Restated Certificate and a de-unitized structure compared with an increasing dilutive effect under the current Restated Certificate and the unitized structure when the price of a share of our Class A common stock increases.

INCORPORATION OF FINANCIAL INFORMATION

The Securities and Exchange Commission’s (“SEC”) rules permit the corporation to incorporate by reference information into this Information Statement, which means that the corporation can disclose important information by referring stockholders to another document without stating that information in this document. The information the corporation incorporates by reference is an important part of this Information Statement, and later information that the corporation files with the SEC will automatically update and supersede this information. The following information is incorporated by reference in this Information Statement:

The corporation incorporates by reference the following items of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”):

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative and Qualitative Disclosures about Market Risk; and

•	Item 8. Financial Statements and Supplementary Data.

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The corporation also incorporates by reference the following items of Part I of the corporation’s Quarterly Report on Form 10-Q filed with the SEC for the period ended September 30, 2008 (the “Form 10-Q”):

•	Item 1. Unaudited Consolidated Financial Statements;

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

•	Item 3. Quantitative and Qualitative Disclosures about Market Risk.

You can obtain any of this information from the SEC or through us at the locations described below. We will provide to you, without charge, by first class mail or other equally prompt means upon any written or oral request by you, a copy of any report or other information we have incorporated by reference in this document. You may request copies at no cost by calling us at (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563.

DISSENTER’S RIGHTS OF APPRAISAL

There are no dissenter’s rights of appraisal in connection with the adoption of the amendments to the Restated Certificate.

HOUSEHOLDING

Effective as of December 4, 2000, the U.S. Securities and Exchange Commission adopted amendments to its proxy rules under the Exchange Act permitting companies and intermediaries to satisfy the delivery requirements for proxy statements and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or information statement to those stockholders unless the corporation is otherwise advised by the stockholders. “Householding” as this is commonly known, reduces the amount of duplicate information that stockholders receive and lowers the corporation’s printing and mailing costs. We are not householding materials for our stockholders in connection with this Information Statement, however we have been informed that certain intermediaries will household our Information Statement.

If a broker or other nominee holds your shares and is householding our Information Statement, this means that:

•	Only one Information Statement will be delivered to multiple stockholders sharing an address unless you call 1-800-542-1061.

•	You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the Information Statement or you can contact your broker to make the same request.

•	You can request delivery of a single copy of the Information Statement from your broker if you share the same address as another stockholder.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference room in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services, at the Commission’s website at www.sec.gov and at our website at www.calamos.com.

You should rely only on the information contained or incorporated by reference in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated January   , 2009. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to stockholders shall not create any implication to the contrary.

APPENDIX A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALAMOS ASSET MANAGEMENT, INC.

Calamos Asset Management, Inc., a Delaware corporation (~~hereinafter~~ the “Corporation”) ~~hereby~~ certifies as follows:

1. The name of the corporation is Calamos Asset Management, Inc. The original certificate of incorporation and amended and restated certificate of ~~the Corporation (the “Original Certificate of Incorporation”) was~~incorporation were filed with the Secretary of State of the State of Delaware on July 23, 2004 and October 27, 2004, respectively.

2. This Second Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation’s ~~Original~~Amended and Restated Certificate of Incorporation and has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by written consent of the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Section 103 of the DGCL.

3. The ~~Original~~Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

~~“ARTICLE I~~ARTICLE I

Name

The name of the corporation is Calamos Asset Management, Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is ~~The~~ Corporation~~Trust~~ Services Company, ~~1209 Orange Street~~2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware ~~19801.~~19808. The name of the registered agent of the Corporation at such address is ~~The~~ Corporation~~Trust~~Services Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

Section 1.  Shares, Classes and Series Authorized.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 606,001,000 shares, consisting of: (a) 600,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (b) 1,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and (c) 6,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The Class A Common Stock and the Class B Common Stock shall hereinafter collectively be called the “Common

Stock”. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

Section 2.  Preferred Stock.  Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board”), subject to the provisions of this Article IV and to the limitations prescribed by law, without shareholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of the Board providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(i) the designation and number of shares of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative;

(iii) whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of the Corporation or of any other corporation, by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

(vi) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(vii) the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(viii) the provisions, if any, as to voting (which may be one or more votes per share or a fraction of a vote per share), optional and/or other special rights and preferences, if any.

Section 3.  Common Stock; Voting; Directors.   (a) Rights and Privileges; Voting Rights. (i) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or as otherwise provided by law.

(ii) The shares of Common Stock shall entitle the holders thereof to the following voting rights:

(1) Each share of Class A Common Stock shall entitle the holder thereof to one (1) vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

(2) Each share of Class B Common Stock shall entitle the holder thereof to the following number of votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation: ten (10) multiplied by the sum of (~~x)~~ A) the aggregate number of shares of Class B Common Stock held by such holder and (~~y)~~ B) (I) the ~~aggregate number of Membership Units (~~product of (x) the Ownership Interest, as such term is defined ~~below) held by such holder, divided by (z) the number of shares of Class B Common Stock owned by such holder. “Membership Units” shall mean membership units~~ in the Calamos Holdings LLC, ~~the Delaware limited liability company of which the Corporation is the sole Manager, or any successor~~

~~entity thereto, issued under its~~ (“CHLLC”) Limited Liability Company Agreement ~~(~~as amended~~,~~ (the “LLC Agreement~~”)~~”) (any such Ownership Interest, an “Ownership Interest”), of such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B Common Stock owned by such holder. In the event the Class B Common Stock is subdivided (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combined (by reverse stock split, reclassification, recapitalization or otherwise) the factor in subclause (y) of this provision shall be proportionately adjusted.

(3) For so long as Class B Common Stock remains issued and outstanding, the holders of the Class B Common Stock, voting separately as a class, shall be entitled to elect such number of directors of the Board as set out in the by-laws of the Corporation, which shall in no event be less than two (2) directors (each a “Class B Director”), and all remaining directors shall be elected by the vote of the holders of the Common Stock, voting together as a single class.

(4) Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or the by-laws of the Corporation or by applicable law, the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation (or if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of shares of Preferred Stock).

(b) Dividends and Distributions.

(i) Subject to the preferences applicable to Preferred Stock, if any, outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Corporation’s Board from time to time out of assets or funds of the Corporation legally available therefor; provided that, subject to the provisions of this Section, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class.

(ii) In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued any shares of Class A Common Stock or Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. In the case of any such dividend or distribution payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number.

(iii) In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that: (1) the voting rights of each such security paid to the holders of Class B Common Stock, when compared to the voting rights of each such security paid to the holders of Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article IV, Section 3(a)(ii)(2) above; and (2) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of Class B Common Stock.

(iv) In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that: (1) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B Common Stock, when compared to the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A Common Stock, shall have voting rights determined pursuant to the same formula as provided in Article IV, Section 3(a)(ii)(2) above; and (2) such securities underlying the convertible or exchangeable securities paid to the holders of the Class B Common Stock shall convert into the securities underlying the convertible or exchangeable securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Class A Common Stock and shall have the same restrictions on transfer and ownership applicable to the transfer and ownership of the Class B Common Stock.

(c) Conversion of Class B Common Stock; Exchange of ~~Membership Units~~Ownership Interests.

(i) Each holder of Class B Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder’s Class B Common Stock, on a one-for-one basis, into the same number of fully paid and non-assessable shares of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Article IV, Section 3(c)(~~viii~~ix) below.

(ii) Subject to adjustment as provided in Article IV, Section 3(d) below, each holder (other than the Corporation) of ~~a Membership Unit~~an Ownership Interest (an “Exchanging Holder”) shall be entitled to exchange, at any time and from time to time, any or all of such holder’s ~~Membership Units, on a one-for-one basis~~Ownership Interests, into the ~~same~~ number of fully paid and non-assessable shares of Class A Common Stock~~.~~ determined by:

(1) Multiplying:

(a) the sum of (i) number of outstanding shares of Class A Common Stock and (ii) the number of outstanding shares of Class B Common Stock, by

(b) the fair market value of a share of class A Common Stock which shall be determined for purposes of this subsection as follows: (i) at such time as the shares of the Class A Common Stock are traded through the Nasdaq Stock Market or a national stock exchange (an “Exchange”), fair market value shall, except as otherwise determined by a majority of the independent directors of the Board, be equal to the closing price (without reference to after hours or extended hours trading) on the determination date for sales made and reported through the Exchange on which the shares are then listed and which constitutes the principal market for the shares or, if no sales of shares shall have been so reported with respect to that day, on the next preceding day with respect to which sales were reported; or (ii) at such time as the shares are not so traded through an Exchange, fair market value shall be equal to such amount as a majority of the independent directors of the Board, in their sole discretion, shall determine (the “FMV Per Share”);

with the product being the Corporation’s total market value (the “Total Market Value”);

(2) Subtracting from the Total Market Value the value of the net assets of the Corporation other than its Ownership Interest, as determined by a majority of the independent directors of the Board, provided that if such value is less than zero, then the value of said net assets shall be zero for purposes of this subsection;

with the result being the imputed CHLLC portion of the Corporation’s Total Market Value (the “CAM Imputed CHLLC Value”);

(3) Dividing the CAM Imputed CHLLC Value by the Corporation’s Ownership Interest, taken to eight decimal places, to arrive at the total imputed CHLLC enterprise value (the “Imputed CHLLC Enterprise Value”);

(4) Multiplying the Imputed CHLLC Enterprise Value by the Ownership Interest, taken to eight decimal places, being exchanged by the Exchanging Holder to arrive at the value of the exchanged interest (the “CHLLC Exchanged Interest Value ”); and

(5) Dividing the CHLLC Exchanged Interest Value by the FMV Per Share as determined in Section (3)(c)(ii)(1)(b) above with the absolute value of the quotient being the number of shares of Class A Common Stock into which the exchanged Ownership Interest shall be exchanged (the “Class A Shares Number”).

In the event the CHLLC Exchanged Interest Value determined above is a negative number, the Exchanging Holder shall also be obligated to deliver to the Corporation cash or other assets (including shares of Class A Common Stock) in an amount equal to two (2) times the dollar amount of the absolute value of CHLLC Exchanged Interest Value along with the Ownership Interest being exchanged, in return for that number of shares of Class A Common Stock of the Corporation equal to the Class A Shares Number.

~~(ii)~~(iii) Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the ~~Membership Units~~ Ownership Interest to be exchanged at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the ~~holder of such Membership Units~~ Exchanging Holder stating that such ~~holder~~ Exchanging Holder desires to exchange such ~~Membership Units~~Ownership Interest, or a stated ~~number of Membership Units~~portion of such Ownership Interests represented by such certificate or certificates, into ~~an equal number~~ of shares of Class A Common Stock, funds (if applicable), and by instruments of transfer to the Corporation, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such ~~holder~~Exchanging Holder or such ~~holder~~Exchanging Holder ’s duly authorized attorney, and transfer tax stamps or funds ~~therefor,~~ if required pursuant to Article IV, Section 3(c)(~~viii~~ix) below.

~~(iii)~~(iv) Each share of Class B Common Stock transferred by one or more CFP Permitted Transferees (as defined below) to one or more persons or entities other than CFP Permitted Transferees shall automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock upon such disposition; provided that no such conversion shall occur solely as a result of the pledge or hypothecation of any Class B Common Stock by a CFP Permitted Transferee or the pledge, hypothecation, short sale, put, call, option or other contract or arrangement in connection with any hedging or other derivative transaction with respect to any Class B Common Stock by a CFP Permitted Transferee. “CFP Permitted Transferee” shall have the meaning ascribed thereto in the LLC Agreement.

~~(iv)~~(v) If at any time the sum of (1) the aggregate Ownership Interests owned by the holders of the Class B Common Stock and (2) the product of (A) (I) the sum of (x) the number of shares of Class B Common Stock outstanding, ~~together with~~ and (y) the number of ~~outstanding Membership Units and~~ shares of Class A Common Stock held by the holders of such Class B Common Stock, divided by (II) the total number of shares of Class A Common Stock and Class B Common Stock outstanding; and (B) the Ownership Interest owned by the Corporation, constitutes less than fifteen percent (15%) of ~~the number of~~ all then ~~outstanding Membership Units~~existing Ownership Interests, then each share of Class B Common Stock then issued and outstanding shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Class A Common Stock. Upon the determination by the Corporation that such automatic conversion has occurred, notice of such automatic conversion shall be given by the Corporation by means of a press release and written notice to all holders of Class B Common Stock, and shall be given as soon as practicable, and the Secretary of the Corporation shall be instructed to, and shall promptly, request from each holder of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, together with transfer tax stamps or funds ~~therefor,~~ if required pursuant to Article IV, Section 3(c)(~~viii~~ix) below. The Class B Directors shall remain on the Board until the next annual meeting of stockholders following the automatic conversion of the Class B Common Stock at which meeting the Class B Directors may be replaced by directors elected by the vote of the holders of the Common Stock, voting together as a single class, or the Board may reduce the size of the Board. If a Class B Director resigns upon or following such automatic conversion of the Class B Common Stock and prior to such annual meeting, the vacancy may be filled by the Board, without the approval of the other Class B Director, or the Board may reduce the size of the Board by such resignation.

~~(v)~~(vi) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Article IV, Section 3(c)(i),(~~iii~~iv) or (~~i~~v) above, or the surrender for exchange of a certificate representing ~~Membership Units~~Ownership Interests in the manner provided in Article IV,

Section 3(c)(iii) above, as applicable, and the payment in cash of any amount required by the provisions of Article IV, ~~Section 3(c)(viii) below,~~ the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct. Such conversion or exchange shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock or ~~Membership Units~~Ownership Interests, as the case may be, which date shall be the determination date for purposes of Section 3(c)(iii) above. Upon the date any such conversion or exchange is made or effected, all rights of the holder of such shares of Class B Common Stock or ~~Membership Units~~Ownership Interests as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

~~(vi)~~(vii) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock or ~~Membership Units~~Ownership Interests shall be entitled to receive upon conversion or exchange the amount of such security that such holder would have received if such conversion or exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion or exchange of any share of Class B Common Stock or ~~Membership Unit~~Ownership Interests; provided, however, that if a share of Class B Common Stock or ~~Membership Unit~~Ownership Interests shall be converted or exchanged subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock or ~~Membership Units~~Ownership Interests but prior to the date of such payment, then the registered holder of such share or ~~Membership Unit~~Ownership Interests at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share or ~~Membership Unit~~Ownership Interests on such payment date notwithstanding the conversion or exchange thereof or the default in payment of the dividend or distribution due on such payment date.

~~(vii)~~(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion or exchange of the outstanding shares of Class B Common Stock or ~~Membership Units~~Ownership Interests, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock and the exchange of all such outstanding ~~Membership Units~~Ownership Interests; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion or exchange of the outstanding shares of Class B Common Stock or ~~Membership Units~~Ownership Interests by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion or exchange, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon conversion or exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock is listed or traded at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion or exchange of the shares of Class B Common Stock or ~~Membership Units~~Ownership Interests will, upon issue, be validly issued, fully paid and non-assessable.

~~(viii)~~(ix) The issuance of certificates for shares of Class A Common Stock upon conversion or exchange of shares of Class B Common Stock or ~~Membership Units~~Ownership Interests shall be made without charge to the holders of such shares or ~~Membership Units~~Ownership Interests for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted or the ~~Membership Units~~Ownership Interests exchanged, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

~~(ix)~~(x) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock, and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Article IV, Section 3(b) above and Article IV, Section 3(d) below.

(d) Stock Splits, Stock Dividends and Reclassifications. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined. ~~The exchange rights for Membership Units shall be adjusted accordingly if there is: (A) any subdivision (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of the Membership Units that is not accompanied by an identical subdivision or combination of the Common Stock; or (B) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Common Stock that is not accompanied by an identical subdivision or combination of the Membership Units.~~

(e) Options, Rights or Warrants.

(i) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. If the Corporation makes an offering of options, rights or warrants to subscribe for shares of any class or classes of capital stock, other than Class B Common Stock, to all holders of a class of Common Stock, then the Corporation shall simultaneously make an identical offering to all holders of the other class of Common Stock other than to any class of Common Stock the holders of which, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

(ii) Subject to Article IV, Sections 3(c)(~~i~~v) and 3(e)(i) above, the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board.

(f) Mergers, Consolidation, Etc.  In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into the same amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided herein.

(g) Liquidation Rights.  In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Class A Common Stock and the Class B Common Stock treated as a single class.

(h) No Preemptive Rights.  Except as provided in Article IV, Section 3(e) above, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

~~(i) Reclassification.  Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation, each share of common stock of the Corporation issued and outstanding immediately prior to such effectiveness shall be changed into and reclassified as one (1) share of Class B Common Stock. Promptly after such effectiveness, each record holder of certificates that, immediately prior to such effectiveness, represented a number of shares of common stock of the Corporation shall be entitled to receive in exchange for such certificates, upon surrender of such certificates to the Corporation, certificates for a like number of shares of Class B Common Stock. Until surrendered and exchanged in accordance herewith, each certificate that, immediately prior to such effectiveness, represented a number of shares of common stock of the Corporation shall represent, collectively, a like number of shares of Class B Common Stock.~~

ARTICLE V

Directors

Section 1.  Removal of Directors.  Any director (other than a Class B Director) may be removed from office for cause at any time by the affirmative vote of the holders of record of outstanding shares representing at least a majority of the voting power of the Common Stock and the Preferred Stock, voting together as a single class. Any Class B Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of outstanding shares of Class B Common Stock representing at least a majority of the voting power of the Class B Common Stock, voting separately as a class.

Section 2.  Vacancies in the Board.  Any vacancy on the Board resulting from death, resignation, disqualification, removal or other causes with respect to any director (other than a Class B Director), and any newly created directorships resulting from any increase in the number of directors (other than Class B Directors), shall be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum of the Board), subject to the approval of the Class B Directors. Subject to Article IV, Section 3(c)(~~i~~v), any vacancy on the Board resulting from the death, resignation, disqualification, removal or other causes with respect to a Class B Director shall be filled only by the affirmative vote of the remaining Class B Directors then in office or by the sole remaining Class B Director. In the absence of a sole remaining Class B Director, such vacancies shall be filled by a majority vote of the holders of the Class B Common Stock, voting separately as a class. Any director elected in accordance with the preceding sentences shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A vacancy in the Board shall be deemed to exist in the case of the death, removal or resignation of any director.

ARTICLE VI

Limitation of Directors’ Liability; Indemnification by Corporation; Insurance

Section 1.  Limitation of Directors’ Liability.  (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the Corporation shall be limited or eliminated to the full extent permitted by the DGCL as so amended from time to time.

(b) Neither the amendment nor repeal of this Article VI, Section 1, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI, Section 1, shall eliminate or reduce the effect of this Article VI, Section 1, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 2.  Indemnification by Corporation.  (a) Subject to Article VI, Section 2(d) below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) Subject to Article VI, Section 2(d) below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article VI, Sections 2(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under Article VI, Sections 2(a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Article VI, Sections 2(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation. Such determination shall be made, with respect to former directors, officers, employees and agents, by any person or persons having the authority to act on the matter on behalf of the Corporation.

(e) Expenses (including reasonable attorneys’ fees) incurred by an officer, director, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Article VI. Such expenses (including reasonable attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(h) For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 3.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL.

ARTICLE VII

By-laws

The Board shall have the power to adopt, amend or repeal by-laws of the Corporation in accordance with the terms of the by-laws.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

Business Combination Statute

Section 1.  Business Combinations.  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

ARTICLE X

Corporate Opportunity and Conflict of Interest Policies

Section 1.  Overview.  In ~~anticipation and~~ recognition that (i) ~~the Corporation shall cease to be a wholly-owned subsidiary of Calamos Family Partners but that~~Calamos Family Partners (or one or more of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. beneficially) is expected to remain a substantial shareholder of the Corporation, (ii) the CAM Group, Calamos Family Partners and other Calamos Persons may engage in the same areas of corporate opportunities, and (iii) benefits shall be derived by the CAM Group through its continued contractual, corporate and business relations with Calamos Family Partners and other Calamos Persons (including possible services of officers and directors of Calamos Family Partners or any other Calamos Person, as officers and directors of the Corporation), the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the CAM Group as they may involve a Calamos Person and their officers and directors, and the powers, rights, duties and liabilities of the CAM Group and its officers, directors and stockholders in connection therewith.

Section 2.  Definitions.  For purposes of these provisions:

“Calamos Family Partners” means Calamos ~~Holdings, Inc. to be renamed Calamos~~ Family Partners, Inc.

“Calamos Person” means (i) Calamos Family Partners, (ii) each of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr., (iii) any member of the immediate families of John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. who is at the time an officer or director of the Corporation, (iv) each of the John P. Calamos 1985 Trust dated August 21, 1985~~, The John P. Calamos Annuity Trust dated June 21, 1998~~ and The John P. Calamos ~~Annuity~~, Jr. NonGST Trust ~~II~~ dated November 1~~, 1998~~7, 2004, and (v) any Person in which one or more of the Persons qualifying as a Calamos Person pursuant to clauses (i), (ii), (iii) or (iv) above beneficially own a controlling interest in the outstanding voting securities or comparable interests.

“CAM Group” means the Corporation, Calamos Holdings LLC and their respective Subsidiaries.

“Control” means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Corporate Opportunities” means, with respect to opportunities potentially allocable to the CAM Group, business opportunities that (i) the CAM Group is financially able to undertake, (ii) are, from their nature, in the line or lines of business of a member of the CAM Group and are of practical advantage to a member of the CAM Group, and (iii) are ones in which a member of the CAM Group has an interest or a reasonable expectancy; provided, however, that “Corporate Opportunities” do not include (i) transactions in which the CAM Group or a Calamos Person is permitted to participate pursuant to any agreement between the CAM Group and such Calamos Person that is entered into with the affirmative vote of a majority of the independent directors of the Board or of any committee thereof, even if the independent directors are less than a quorum, and (ii) passive investments.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person directly or indirectly through one or more intermediaries.

Section 3.  Corporate Opportunity Policy.  (a) If a Calamos Person acquires knowledge of a potential transaction or a matter which is a Corporate Opportunity, such Calamos Person shall have a duty to communicate that Corporate Opportunity to the Corporation, in which case the Corporate Opportunity shall belong to the CAM Group.

(b) In the event that a director or officer of the CAM Group (other than a Calamos Person) who is also a director or officer of an entity which is at the time a Calamos Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity for both a Calamos Person and the CAM Group, such Corporate Opportunity shall belong to the CAM Group, unless the Corporate Opportunity is expressly offered to such individual primarily in his or her capacity as a director or officer of such entity which is at the time a Calamos Person, in which case the Corporate Opportunity shall belong to such Calamos Person to the same extent as if the Corporate Opportunity came directly to such Calamos Person.

(c) Any director or officer of the CAM Group (other than a Calamos Person) who acts in accordance with the foregoing policies (i) shall be deemed fully to have satisfied his or her fiduciary duties, including the duty of loyalty, to the CAM Group and its stockholders with respect to such Corporate Opportunity and not to have derived an improper benefit therefrom; (ii) shall not be liable to the CAM Group or its stockholders for any breach of fiduciary duty by reason of the fact that a Calamos Person pursues or acquires such Corporate Opportunity or directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the CAM Group; and (iii) shall be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the CAM Group.

(d) Any Corporate Opportunity that belongs to a Calamos Person or to the CAM Group pursuant to the foregoing policy shall not be pursued by the other (or directed by the other to another Person) unless and until such Calamos Person or the CAM Group, as the case may be, determines not to pursue the Corporate Opportunity. In the case of the CAM Group, any determination not to pursue a Corporate Opportunity must be approved by a majority of the independent directors of the Board or of any committee thereof, even if the independent directors are less than a quorum. If the party to whom the Corporate Opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such Corporate Opportunity diligently and in good faith, the other party may pursue such Corporate Opportunity (or direct it to another Person).

(e) Notwithstanding anything in this Second Amended and Restated Certificate of Incorporation to the contrary, the foregoing provisions of this Article X shall expire on the date that all Calamos Persons cease to own beneficially Common Stock representing, in the aggregate, at least 30% of the total voting power of all classes of outstanding voting stock of the Corporation, voting together as a single class.

Section 4.  Conflict of Interests Policy.  No contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, entered into, made, effected or given after the date on which this Second Amended and Restated Certificate of Incorporation becomes effective (each, a “Transaction”) between the CAM Group and (i) a Calamos Person, (ii) any entity in which a director of the CAM Group has a financial interest (a “Related Entity”), or (iii) one or more of the directors or officers of the CAM Group or any Related Entity; shall be voidable solely because any of the Persons listed in (i) through (iii) above are parties thereto, if the standard specified below is satisfied. Further, no Transaction shall be voidable solely because any such directors or officers are present at or participate in the meeting of the Board or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard shall be satisfied, and such Calamos Person, the Related Entity, and the directors and officers of the CAM Group or the Related Entity (as applicable) shall be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such Person’s conduct) and to have fully satisfied any fiduciary duties, including the duty of loyalty, they may have to the CAM Group and its stockholders with respect to such Transaction if any of the following three requirements are met:

(i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction, and the Board or such committee in good faith approves the Transaction by the affirmative vote of a majority of the independent directors of the Board or of such committee, even if the independent directors are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of voting stock of the Corporation entitled to vote thereon, and the Transaction is specifically approved by the vote of the holders of a majority of the voting power of the then outstanding voting stock of the Corporation not owned by such Calamos Person or such Related Entity, voting together as a single class; or

(iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the independent directors of the Board or of the applicable committee thereof or by vote of the holders of a majority of the voting power of the then outstanding voting stock of the Corporation not owned by such Calamos Person or such Related Entity, voting together as a single class.

Such Transaction authorized, approved or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, shall be deemed to be entirely fair to the CAM Group and its stockholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption shall arise that such Transaction or guideline is not fair to the CAM Group and its stockholders.

ARTICLE XI

Amendment

The affirmative vote of the holders of at least a majority of the issued and outstanding Common Stock, voting together as a single class, shall be required to amend or repeal this Second Amended and Restated Certificate of Incorporation; provided, however, that no such amendment shall adversely affect the rights of the holders of Class A Common Stock or Class B Common Stock, respectively, unless the holders of such Class A Common Stock or Class B Common Stock, as the case may be, voting separately as a class, shall by majority vote approve such amendment.~~”~~

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation which restates, integrates and amends the provisions of the~~Original~~Amended and Restated Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, has been executed by an authorized officer of the Corporation this ~~27th~~ day of ~~October, 2004~~January, 2009.

CALAMOS ASSET MANAGEMENT, INC.

By:
Name:

Title:

ATTEST:

Name:

Title: